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                                                                    EXHIBIT 10.4
                             EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made and entered into by DA CONSULTING GROUP, INC., a Texas corporation formerly known as DA International, Inc. (hereinafter the "Company") and MICHAEL J. MACKEY (hereinafter the "Employee").

     In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Employee agree as follows:

     1. EMPLOYMENT. The Company employs Employee and Employee accepts employment on the terms and conditions set forth in this Agreement.

     2. NATURE OF EMPLOYMENT. Employee shall serve as Chief Financial Officer and Executive Vice President-Finance and Administration or any other office as may be assigned to him from time to time by the Chief Executive Officer ("CEO") or Board of Directors of the Company and have such responsibilities and authority consistent with such positions as may from time to time be reasonably assigned by the Company; provided, however, that any position Employee has with the Company shall have primary financial and administrative management responsibilities for the Company and shall report to the CEO of the Company. Employee shall devote his full time and attention and best efforts to perform successfully his duties and advance the Company's interests. Employee shall abide by Company policies, procedures, and practices as they may exist and be in force from time to time.



     3.   COMPENSATION.

          (a) Salary. Effective January 1, 1998, compensation for Employee's services under this Agreement initially shall be One Hundred Sixty-Nine Thousand Two Hundred Dollars ($169,200) per year, payable in equal monthly installments in arrears. The Employee's salary shall be reviewed annually by the Company's Board of Directors (or the Committee thereof charged with establishing executive compensation) by January 1 of each year and may be increased in the Board's (or such Committee's) discretion based on Employee's performance, provided that such salary for any year shall not be reduced below the salary for the immediately preceding year.

          (b) Benefits. Employee may participate in any medical, dental, disability, life insurance, 401(k) plan, and other employee benefit plans and programs which may be made available from time to time to other Company employees at Employee's level; provided, however, that Employee's participation in such benefit plans and programs is subject to the applicable terms, conditions, and eligibility requirements of those plans and programs, some of which are within the plan administrator's discretion, as they may exist from time to time.
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          (c) Performance Bonus.  Employee shall be entitled to an annual performance bonus up to an amount determined by the Company which shall be based on goals set by the Company and communicated to Employee by January 31 of the calendar year for which the bonus is potentially payable. The bonus opportunity for 1998 is Sixty-Five Thousand Eight Hundred Dollars ($65,800). Unless otherwise agreed to in writing between the parties, the applicable bonus period for periods beginning after 1998 shall be the calendar year. In no event shall the total amount of Employee's bonus opportunity for any calendar year beginning after 1998 be less than the annual amount of the bonus opportunity for the immediately preceding year. The annual performance bonus shall be paid in a lump sum amount on or before March 31 of the calendar year following the calendar year for which the bonus was earned.

          (d) Reimbursement of Expenses. The Company shall reimburse Employee for all expenses reasonably incurred by him on behalf of the Company. In addition, the Company shall reimburse Employee for all expenses incurred by him for his membership and participation in professional associations, continuing education, and maintenance of professional licenses.

     4.   TERM OF EMPLOYMENT.  Subject to Section 5 (Termination) below:

          (a) The original term of employment under this Agreement shall be for one (1) year beginning January 1, 1998 and terminating December 31, 1998.

          (b) Upon the expiration of the original or any renewal term of employment, Employee's employment shall be automatically renewed for an additional one (1) year period.

     5.   TERMINATION.

          (a) Termination Upon Death or Permanent Disability. In the event that Employee dies, this Agreement shall terminate upon the Employee's death. If the Employee becomes physically or mentally disabled and thereby unable to perform his duties hereunder for a period of more than ninety (90) consecutive days or for more than one hundred twenty (120) days, in the aggregate, during any three hundred sixty-five (365) day period, the Company may terminate this Agreement. In the event of termination upon death or disability, the Employee, or his legal representatives, shall be entitled to be paid his salary and performance bonus earned pro rata to the date of termination.

          (b) Termination by the Company for Cause. The Company may terminate Employee's employment for "Cause." For purposes of this Agreement, Cause shall mean: (i) any act of fraud, misappropriation, unlawfulness or dishonesty committed by Employee in connection with his employment and relating to the Company's business which is materially detrimental to the Company's interests;
(ii) Employee's gross negligence in performing his job duties which is materially detrimental to the Company's business; (iii) Employee's material breach of this Agreement or any Employee Non-Disclosure, Assignment of Developments and Non-Solicitation Agreement then in force between the parties; or (iv) Employee's conviction of a felony involving

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moral turpitude. Employee shall be given thirty (30) days' written notice stating the specific reason for termination and shall be given an opportunity to cure said stated reason during the thirty (30) day period. In the event of termination for Cause, the Company's obligation to compensate Employee ceases on the termination date except as to the salary and the unpaid performance bonus, if any, for the calendar year preceding the calendar year in which the termination date occurs.

          (c) Termination by the Company Without Cause. This Agreement may be terminated by the Company without Cause upon ninety (90) days' written notice thereof given to Employee. Upon the delivery of notice of such termination, the Company may, in its discretion, and notwithstanding any other provision of this Agreement to the contrary, limit Employee's continuing responsibilities and access to confidential information, provided that the effective date of termination shall be a mutually-agreed date, but not earlier than the 90th day following the Company's delivery of such notice. In the event of termination by the Company without Cause, (i) the Company shall, at the election of Employee, either (A) continue to pay Employee his then effective salary hereunder for eighteen (18) months, following the effective date of termination of employment, including 100% of any bonus paid to Employee with respect to the calendar year immediately preceding termination, and continue for such period to provide other benefits as provided for hereunder on the same basis as in effect before the effective date of termination of employment, to the extent permitted by the terms of the benefit plans or arrangements pursuant to which such benefits are provided, provided that the Company shall pay the cost of providing such benefits for such period (determined, in the case of group health benefits, based on the applicable plan's "COBRA cost") to the extent that such benefits cannot be provided to Employee under the terms of the benefit plans or arrangements pursuant to which such benefits are otherwise provided, or (B) pay Employee, (1) within fifteen (15) days of termination, a lump sum payment equal to fifty percent (50%) of Employee's salary and the cost of providing benefits (determined, in the case of group health benefits, based on the applicable plan's "COBRA cost") hereunder for eighteen (18) months, including 100% of any bonus paid or payable to Employee with respect to the calendar year immediately preceding termination, and (2) the remaining fifty percent (50%) of the amount specified in the immediately preceding subsection (1) in six (6) equal monthly installments, with such installment payments beginning the month after the month in which payment of the lump sum occurs, and (ii) all outstanding stock options held by Employee shall become fully vested and exercisable.

          (d) Voluntary Termination by Employee for Good Reason. Employee may at any time voluntarily terminate this Agreement for "Good Reason" upon thirty
(30) days' prior written notice to the Company. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the following events: (i) a change materially adverse to the Employee in the Employee's status, title, position, or responsibilities; (ii) the insolvency or the filing of a petition for bankruptcy of the Company; (iii) the failure of the Company to obtain an agreement, satisfactory to the Employee, from any successor or assign of the Company to assume and agree to perform this Agreement; or (iv) any material breach by the Company of this Agreement. In the event of voluntary termination for Good Reason, (i) the Company shall, at the election of Employee, either continue to pay Employee his then effective salary and all benefits hereunder for twelve (12)

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months, including 100% of any bonus paid or payable to Employee with respect to the calendar year immediately preceding termination, or pay Employee, within fifteen (15) days of termination, a lump sum payment equal to Employee's salary and benefits hereunder for twelve (12) months, including 100% of any bonus paid or payable to Employee with respect to the calendar year immediately preceding termination, and (ii) all outstanding stock options held by Employee shall become fully vested and exercisable.

          (e) Voluntary Termination by Employee. Employee may terminate this Agreement at any time upon delivering ninety (90) days' written notice of resignation to the Company. In the event of such voluntary termination (other than for Good Reason), Employee shall be entitled only to his salary and the unpaid performance bonus, if any, for the calendar year preceding the calendar year in which the termination date occurs.

          (f) Termination Following a Change in Control. Notwithstanding anything to the contrary in this Agreement, if the Employee's employment is terminated by the Company without Cause or if the Employee voluntarily terminates this Agreement for Good Reason, in either case within twenty-four
(24) months following a "Change in Control," (i) the Company shall, at the election of Employee, either continue to pay Employee his then effective salary and all benefits hereunder for twenty-four (24) months, including 200% of any bonus paid to Employee with respect to the calendar year immediately preceding termination, or pay Employee, within fifteen (15) days of termination, a lump sum payment equal to Employee's salary and benefits hereunder for twenty-four
(24) months, including 200% of any bonus paid to Employee with respect to the calendar year immediately preceding termination, and (ii) all outstanding stock options held by Employee shall become fully vested and exercisable.

     For purposes of this Agreement, "Change in Control" shall mean the occurrence of one or more of the following three events: (i) after the effective date of this Agreement, any natural person, incorporated entity, limited or general partnership, business trust, association, agency (governmental or private), division, political sovereign, or subdivision or instrumentality (including those groups identified as "persons" in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) directly or indirectly of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; (ii) within two years after a merger, consolidation, reorganization, liquidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior to such merger, consolidation, reorganization, liquidation or sale or contested election shall cease to constitute a majority of the Company's Board of Directors; or (iii) within two years after a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior to the effective date of such offer, shall cease to constitute a majority of the Company's Board of Directors.

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     6.   COVENANT NOT TO COMPETE.  Employee acknowledges that by virtue of his employment relationship, he shall have access to and control of confidential and proprietary information concerning the Company's business and that the Company's business depends, to a considerable extent, on the individual skills, efforts, and leadership of Employee. Accordingly and in consideration of the Company's commitments to Employee under this Agreement, Employee expressly covenants and agrees that during the term of this Agreement and for eighteen (18) months following the termination of his employment (unless such termination is by the Company without Cause or by the Employee for Good Reason), Employee will not, without the prior written consent of Company:

          (a) on Employee's own or another's behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise, directly or indirectly:

               (i) solicit or do business which is the same, similar to, or otherwise in competition with the business engaged in by the Company, from or with persons or entities who are clients or customers of the Company, who were clients or customers of the Company at any time during the last year of Employee's employment with the Company, or to whom the Company had made proposals for business at any time during the last year of Employee's employment with the Company; or

               (ii) offer employment to, or otherwise solicit for employment, any employee or other person who had been employed by the Company during the last year of Employee's employment with the Company;

          (b) be employed (or otherwise engaged) in a management capacity by any person or entity that directly competes with the Company.

     Employee further acknowledges that the covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interests of the Company and are reasonable with respect to scope, time, and territory and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him. The terms and conditions of this
Section 6 shall survive expiration or termination of this Agreement or Employee's employment and shall not be affected by any change or modification of this Agreement unless specific reference is made to this Section 6.

     It is agreed that ownership, directly or indirectly, of not more than five percent (5%) of the issued and outstanding stock of a corporation, the shares of which are regularly traded on a national securities exchange or in the over-the-counter market, shall not be deemed to be in violation of this Section 6.

     7. EXCISE TAX GROSS-UP PAYMENT. If the total of all payments made to the Employee pursuant to this Agreement, together with any other payments which the Employee has a right to receive from the Company (or any affiliates or subsidiaries of the Company) result in the

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imposition of an excise tax under Section 4999 (or any successor thereto) of the
Internal Revenue Code of 1986, as amended, the Company shall pay the Employee an additional excise tax adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, the Employee will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Section 280G or 4999 (or any successor provisions thereto) of the Internal Revenue Code for purposes of determining whether an excise tax is payable shall be deemed a payment "made to the Employee" or a payment "which the Employee has a right to receive" for purposes of this provision. The Company shall be responsible for the cost of calculation of the excise tax by its independent certified accountant and tax counsel and shall notify the Employee of the amount of excise tax due prior to the time such excise tax is due. If at any time it is determined that the additional excise tax adjustment payment previously made to the Employee was insufficient to cover the effect of the excise tax, the excise tax gross-up payment pursuant to this provision shall be increased to make the Employee whole, including an amount to cover the payment of any penalties resulting from incorrect or late payment of the excise tax resulting from the prior calculation.

     8. REMEDIES. Employee agrees that his breach or violation of Section 6 (Covenant Not to Compete), will result in immediate and irreparable harm to the Company for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company may be entitled, the Company may seek legal and equitable relief, including but not limited to, preliminary and permanent injunctive relief.

     9. EMPLOYEE REPRESENTATION. Employee represents and warrants that his employment and obligations under this Agreement will not breach any duty or obligation he owes to another person or entity.

     10. COMPANY REPRESENTATION. Company represents and warrants that it has no obligation which would prohibit it from entering into this Agreement or complying with its provisions and that it has the authority to enter into this Agreement.

     11. WAIVER OF BREACH. The Company's or Employee's waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

     12. ENTIRE AGREEMENT. This Agreement including any schedule, exhibit or attachment hereto: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement including any schedule, exhibit or attachment hereto; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement including any schedule, exhibit or attachment hereto; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

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     13.  SEVERABILITY.  If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in Section 6 (Covenant Not to Compete) are held unenforceable by a court of competent jurisdiction, then the parties desire that they be "blue-penciled" or rewritten by the court to the extent necessary to render them enforceable.

     14. PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Company's successors and assigns; however the Company may not assign this Agreement without the Employee's prior written consent.

     15. GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by Texas law.

     IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.


                         /s/ MICHAEL J. MACKEY                1/31/98
                         _____________________________    _________________
                             Employee                            Date


                         DA INTERNATIONAL, INC.


                         By:/s/ NICHOLAS H. MARRINER          1/31/98
                         _____________________________    _________________
                                                                 Date

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